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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT
        Pursuant to Section 13 OR 15(d) of The Securities Act of 1934


      Date of Report (Date of earliest event reported) January 12, 1996


                               FP BANCORP, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


     Delaware                      0-17650                     33-0018976
     --------                      -------                     ----------
 (State or other                 (Commission                  (IRS Employer
  Jurisdiction)                   File No.)                Identification No.)


 613 West Valley Parkway, Escondido, California                 92025-4929
 ----------------------------------------------                 ----------
    (Address of principal executive offices)                    (Zip Code)


     Registrant's telephone number, including area code:  (619) 741-3312



                                  FP BANCORP
                                  ----------
        (Former name or former address, if changed since last report.)





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ITEM 5.  OTHER EVENTS

On January 12, 1996, FP Bancorp Inc. and The Bank of Rancho Bernardo announced that they had signed a Definitive Agreement that would lead to the merger of The Bank of Rancho Bernardo into FP Bancorp's subsidiary, First Pacific National Bank ("FPNB"), subject to regulatory and RB Bancorp shareholder approval. RB Bancorp shareholder approval was obtained on February 16, 1996. The transaction is expected to be completed in the second quarter of 1996. The terms of the transaction call for shareholders of RB Bancorp to receive $7,350,000 in cash for the exchange of all outstanding RB Bancorp shares. If the transaction had been consummated on December 31, 1995, the combined bank would have had assets of approximately $269 million, deposits of approximately $241 million and loans of approximately $185 million. FPNB will become one of the four largest commercial banks headquartered in San Diego County.

On February 21, 1996, FPNB announced that it will be opening a second branch in Temecula. The new office will be called the "Rancho California Road Branch" and will occupy a 4,524 square foot building in the Lucky Shopping Center at 30580 Rancho California Road. FPNB has filed all necessary regulatory applications and anticipates an opening in mid-April of 1996. The facility will include two ATM's and will offer a full line of banking services. FPNB currently operates one office in Temecula at 41615 Winchester Road and is the largest independent bank in Temecula. In April 1995, FPNB acquired Overland Bank and merged that bank's Temecula operations into FPNB. FPNB is also the "Official Bank" of the Temecula Valley Balloon and Wine Festival.


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FP BANCORP, INC.
--------------------------------
(Registrant)


By  /s/  MICHAEL J. PERDUE
    ----------------------------
    Michael J. Perdue
    Executive Vice President and Chief Operating Officer
    (Duly authorized officer and principal financial officer)


Dated:  February 29, 1996




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